Securities and Exchange Commission
                              Washington, DC 20549





                                    FORM 8-K

                                 Current Report





     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





       Date of Report (Date of earliest event reported) - August 21, 1996




                         Minnesota Power & Light Company

                             A Minnesota Corporation
                           Commission File No. 1-3548
                   IRS Employer Identification No. 41-0418150
                             30 West Superior Street
                             Duluth, Minnesota 55802
                           Telephone - (218) 722-2641

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Item 5.  Other Events.

         On August 21, 1996 Minnesota Power & Light Company (Minnesota Power) acquired the remaining 17 percent ownership interest of ADESA Corporation (ADESA) from the ADESA management shareholders. ADESA will also acquire the remaining outstanding ownership interest in its subsidiary, ADESA Canada. ADESA is Minnesota Power's automobile auction business segment, which is headquartered in Indianapolis, Indiana. ADESA owns and operates automobile auction facilities and performs related services through which used cars and other vehicles are sold to franchised automobile dealers and licensed used car dealers. Customers at ADESA's auctions include domestic and foreign auto manufacturers, car dealers, fleet/lease companies, banks and finance companies.

         James P. Hallett, 43, an ADESA Executive Vice President and President of ADESA's Canadian operations, has been named president and chief executive officer of ADESA. Hallett is a 1975 graduate of Algonquin College in Ottawa. He has an extensive background in the automobile industry, founding both the Ottawa Auto Dealers Exchange and the Greater Halifax Automobile Exchange in 1990, which subsequently became part of ADESA's network of 21 auto auction service locations.

         Hallett succeeds D. Michael Hockett, 54, former chief executive officer and founder of ADESA, who is retiring from ADESA and Minnesota Power's Board of Directors to devote more time to his long-held personal goals. Larry Wechter, 41, former president of ADESA, and three other executives are also leaving ADESA to pursue other entrepreneurial opportunities.

         "Jim Hallett is well respected within the industry and at ADESA," said Minnesota Power Chairman and Chief Executive Officer, Edwin L. Russell, in a news release dated August 21, 1996. "This move reflects our confidence in ADESA's future growth and contribution to Minnesota Power's earnings, and accelerates our strategic goals for this business segment. ADESA will continue to focus on operational efficiencies, earnings enhancements and making selective acquisitions," Russell said.

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


                                   Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                               Minnesota Power & Light Company
                                             ----------------------------------
                                                       (Registrant)





August 23, 1996                                        D. G. Gartzke
                                             ----------------------------------
                                                       D. G. Gartzke
                                              Senior Vice President - Finance
                                                and Chief Financial Officer


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